Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of TIM Participações S.A. for the registration of Company preferred shares and to the incorporation by reference therein of our report dated January 18, 2006 (except for Notes 33 and 34, as to which the date is April 17, 2006), with respect to the consolidated financial statements of TIM Participações S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference therein of our report dated April 28, 2006, with respect to the consolidated financial statements of TIM Celular S.A., included in the Form 6-K of TIM Participações S.A. dated May 15, 2006.

We also consent to the incorporation by reference therein of our report dated April 28, 2006, with respect to the consolidated financial statements of TIM Participações S.A., included in the Form 6-K of TIM Participações S.A. dated May 15, 2006.

/s/ ERNST & YOUNG Auditores Independentes S/S

Rio de Janeiro, Brazil

May 12, 2006